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                                                                 Exhibit 23.1.1

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Imperial Credit Industries, Inc.:

   We consent to incorporation by reference in the registration statements (Nos. 333-13805 and 333-15149) on Form S-8 and (Nos. 333-22141 and 333-30809)
on Form S-4 of Imperial Credit Industries, Inc. of our report dated March 29, 2002, relating to the consolidated balance sheets of Imperial Credit Industries, Inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations and comprehensive (loss) income, changes in shareholders' (deficit) equity and cash flows for each of the years in the three-year period ended December 31, 2001, which report appears in the December 31, 2001 annual report on Form 10-K of Imperial Credit Industries, Inc. Our report dated March 29, 2002, contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and has a net capital deficiency, which raises substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

                                          KPMG LLP

Los Angeles, California
April 15, 2002